Exhibit 5.2

SIDLEY	SIDLEY AUSTIN LLP 787 SEVENT H AVENUE NEW YORK, NY 10019 + 1 212 839 5300 +I 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

April 1, 2020

Aflac Incorporated

1932 Wynnton Road

Columbus, Georgia 31999

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-227244 (the (“Registration Statement”) filed by Aflac Incorporated, a Georgia corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $1,000,000,000 aggregate principal amount of its 3.600% Senior Notes due 2030 (the “Notes”). The Notes are being issued under an Indenture dated as of May 21, 2009 (the “Base Indenture”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a Twenty-Seventh Supplemental Indenture, dated as of April 1, 2020 (the “Twenty-Seventh Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes are to be sold by the Company pursuant to an underwriting agreement dated March 30, 2020 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 60l(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Notes in global form and the resolutions adopted by the board of directors of the Company and the executive committee thereof established by such board relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Notes by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Aflac Incorporated

April 1, 2020

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, and assuming that the Notes have been duly authorized by the Company, we are of the opinion that the Notes will constitute valid and binding obligations of the Company when the Notes are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption insofar as any of the matters in clause (iii) relates to the Company and is expressly covered by our opinion set forth above.

We express no opinion as to any provision of any instrument, agreement or other document regarding choice of law.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars; (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Aflac Incorporated

April 1, 2020

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP